SUB-ITEM 77C

The shareholders of Capital Appreciation Variable Account held a special meeting of shareholders on November 17, 2011. Shareholders represented in person or by proxy voted as follows:

Item 1. To approve an Agreement and Plan of Reorganization providing for the transfer of certain assets of Capital Appreciation Variable Account (the "Account") to MFS Massachusetts Investors Growth Stock Portfolio (the "Fund"), a series of MFS Variable Insurance Trust II, in exchange solely for shares of beneficial interest in the Fund and the assumption by the Fund of certain liabilities of the Account, the distribution of Fund shares to the Account and to restructure the Account into a unit investment trust.


----------------------------------------------------------------------------
|           |Number of Shares    |% of Outstanding Shares|% of Shares Voted|
----------------------------------------------------------------------------
|Affirmative|     452,002.3249   |        44.452%        |     87.772%     |
----------------------------------------------------------------------------
|Against    |         29,415.5616|        2.893%         |     5.712%      |
----------------------------------------------------------------------------
|Abstain    |     33,556.6230    |        3.300%         |     6.516%      |
----------------------------------------------------------------------------
|TOTAL      |    514,974.5095    |        50.645%        |     100.00%     |
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